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Exhibit 4.3

        [Execution Version]

        As of May 30, 2003

Trans World Entertainment
    Corporation
Record Town, Inc.
Record Town Michigan, Inc.
Record Town Minnesota, LLC
38 Corporate Circle
Albany, New York 12203

  Re:
  Amendment No. 6 to Loan and Security Agreement

Ladies and Gentlemen:

        Reference is made to the Loan and Security Agreement, dated as of July 9, 1997, by and among Congress Financial Corporation ("Lender"), Trans World Entertainment Corporation ("TWE"), Record Town, Inc. ("RTI"), Record Town Minnesota, LLC, successor by conversion of Record Town Minnesota, Inc. into Record Town Minnesota, LLC ("RT Minnesota"), and Record Town Michigan, Inc. ("RT Michigan"; and together with TWE, RTI and RT Minnesota, individually and collectively, jointly and severally, "Borrowers"), as amended by Amendment No. 1 to Loan and Security Agreement, dated as of February 17, 1998, Amendment No. 2 to Loan and Security Agreement, dated May 29, 1998, Amendment No. 3 to Loan and Security Agreement, dated as of December 31, 1998, Amendment No. 4 to Loan and Security Agreement, dated as of May 31, 1999, and Amendment No. 5 to Loan and Security Agreement, dated as of June 30, 2000 ("Amendment No. 5 to Loan Agreement"), as amended by this Amendment No. 6 to Loan and Security Agreement (this "Amendment"), dated as of the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Loan Agreement"), together with all other agreements, documents, supplements and instruments now or at any time hereafter executed or delivered by Borrowers and Media Logic USA, LLC, successor by merger of Media Logic, Inc. with and into Media Logic USA, LLC ("Media Logic"), Trans World Fixture Company, Inc. ("TWFC"), Movies Plus, Inc. ("Movies Plus"), Records N' Such, Inc. ("R&S"), Saturday Matinee, Inc. ("SMI"), Trans World Management Company, Inc. ("TW Management"), Trans World New York, LLC ("TW New York LLC") and TWEC.com LLC ("TWEC LLC"; together with Media Logic, TWFC, Movies Plus, R&S, SMI, TW Management and TW New York LLC, each, individually, an "Existing Guarantor" and, collectively, "Existing Guarantors"), or any other person, with, to or in favor of Lender in connection therewith (all of the foregoing, together with the Loan Agreement and the agreements and instruments delivered hereunder, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements").

        Borrowers and Existing Guarantors have informed Lender that Camelot Music Holdings, Inc. ("CMHI" as hereinafter further defined), a wholly owned subsidiary of TWE, and each of the subsidiaries of CMHI have transferred, assigned and sold to Borrowers and Guarantors substantially all of the assets and properties of Camelot and its subsidiaries (the "Camelot Assets" as hereinafter further defined) and Borrowers and Guarantors have requested that Lender consent to such acquisition by Borrowers and Guarantors of the Camelot Assets from CMHI and its subsidiaries. Lender has heretofore provided its preliminary consent to Borrowers and Existing Guarantors to the transfer of such Camelot Assets as set forth in Amendment No. 5 to Loan Agreement.

        Based upon additional information furnished by Borrowers and Existing Guarantors to Lender and the further assurances of Borrowers and Existing Guarantors to execute and deliver such additional agreements as may be required by Lender in accordance with Amendment No. 5 to Loan Agreement, Borrowers, Existing Guarantors and Lender have agreed (a) to make each of CMHI and Spec's Music, Inc. ("Specs" as hereinafter further defined) a Guarantor pursuant to the terms and conditions of the Loan Agreement and the other Financing Agreements, (b) to extend the term of the Financing Agreements to July 9, 2006, (c) to revise certain of the terms under which Borrowers are permitted to make certain investments, (d) to permit the repurchase of up to 10,000,000 shares of Capital Stock of TWE not to exceed $50,000,000, (e) permit Record Town Minnesota, Inc. to merge with and into Record Town Minnesota, LLC, (f) permit Media Logic to convert from a corporation to a limited liability company, (g) permit TWEC LLC and TWFC to be dissolved, and (h) to enter into certain additional agreements and amendments to the Loan Agreement and the other Financing Agreements. Each Existing Guarantor, together with CMHI and Specs, individually, a "Guarantor" and, collectively, "Guarantors" (as hereinafter further defined).

        The parties hereto wish to enter into this Amendment No. 6 to Loan and Security Agreement, dated as of the date hereof (this "Amendment") to evidence and effectuate such amendments and consents and certain other agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein.

        In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.

          1.1    Additional Definitions.    As used herein or in any of the other Financing Agreements, the following terms shall have the meanings given to them below, and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

            (a)   "Affiliate" when capitalized, shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (i) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (ii) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (iii) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

            (b)   "California, Illinois and New Hampshire Camelot Store Assets" shall mean all of the assets and properties that (i) are or were owned by RTI immediately before the consummation of the Camelot Reorganization and (ii) are or have been owned or acquired by RT Minnesota at any time on or after the effective date of the Camelot Reorganization, which assets and properties were and are primarily related to or primarily used in connection with or arise from the sale of records and other merchandise or services sold through the retail stores located in the States of California, Illinois and New Hampshire identified on Schedule 1.1(b) hereto, including, without limitation, all Accounts, Inventory, Equipment, and the Intellectual Property listed on Schedule 1.1(b) hereto.

            (c)   "Camelot" shall mean Camelot Music, Inc., a Pennsylvania corporation, and its successors and assigns.

            (d)   "Camelot Reorganization" shall mean, individually and collectively, the business restructure and asset transfers effected under the Camelot Reorganization Agreements.

            (e)   "Camelot Reorganization Agreements" shall mean, collectively, (i) the agreements, documents, and instruments listed on Schedule 1.1(e) hereto, and (ii) all related agreements, documents and instruments executed, delivered or filed in connection with, or otherwise evidencing, each of the transactions consented to in Section 2 hereof, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (f)    "Camelot Assets" shall mean all the right, title and interest of CMHI and any of the Camelot Subsidiaries into any of the property, rights and assets of CMHI, and the Camelot Subsidiaries, whether real and personal, tangible and intangible, wherever found or situated, including, but not limited to, all contract rights, receivables, accounts, intellectual property and all of the shares of stock of each of the Camelot Subsidiaries and also Camelot Distribution, including, without limitation, the California, Illinois and New Hampshire Camelot Store Assets, the Connecticut and Michigan Camelot Store Assets, and the Camelot Trademarks.

            (g)   "Camelot Distribution" shall mean Camelot Distribution Co., Inc., a Delaware corporation, and its successors and assigns.

            (h)   "Camelot Subsidiaries" shall mean, individually and collectively, Camelot Midwest Region, Inc., a Delaware corporation, Camelot Northeast Region, Inc., a Delaware corporation, Camelot Southeast Region, Inc., a Delaware corporation and Camelot Western Region, Inc., a Delaware corporation, and each of their respective successors and assigns.

            (i)    "Camelot Trademarks" shall mean all of the right, title and interest of Camelot and the Camelot Subsidiaries in and to trademarks, service marks, trade dress and any registrations thereof or applications therefor filed with the U.S. Patent and Trademark Office, together with the goodwill of Camelot and the Camelot Subsidiaries' business symbolized thereby, and all rights in such trademarks, including the right to file for protection around the world on the trademarks and the right to renew any registrations on the marks, including the right to sue for past and future infringement of the marks, that (i) are or were owned by Camelot and the Camelot Subsidiaries immediately before the consummation of the Camelot Reorganization and (ii) are or have been acquired by RTI or TW New York LLC at any time on or after the effective date of the Camelot Reorganization.

            (j)    "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

            (k)   "CMHI" shall mean the Camelot Music Holdings, Inc., a Delaware corporation, and its successors and assigns.

            (l)    "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, by a lessor of premises to Borrowers, Guarantors, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Lender waiving or subordinating any rights of such lessor other person with respect to the Collateral and granting Lender certain rights.

            (m)  "Connecticut and Michigan Camelot Store Assets" shall mean all of the assets and properties that (i) are or were owned by RTI immediately before the consummation of the Camelot Reorganization and (ii) are or have been owned or acquired by RT Michigan at any time on or after the effective date of the Camelot Reorganization, which assets and properties were and are primarily related to or primarily used in connection with or arise from the sale of records and other merchandise or services sold through the retail stores located in the States of Michigan and Connecticut identified on Schedule 1.1(m) hereto, including, without limitation, all Accounts, Inventory, Equipment, and the Intellectual Property listed on Schedule 1.1(m) hereto.

            (n)   "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Lender directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Lender may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Lender payment account all funds received or deposited into the Blocked Accounts.

            (o)   "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            (p)   "Existing Guarantor Security Agreements" shall mean, collectively, the Media Logic Security Agreement and each of the General Security Agreements by Guarantors in favor of Lender described on Schedule 1.1(p) hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (q)   "Intellectual Property" shall mean, as to each Borrower and each Guarantor, such Borrower's and Guarantor's now owned and hereafter arising or acquired: (i) patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; (ii) all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; (iii) all rights to sue for past, present and future infringement of any of the foregoing; (iv) inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; (v) goodwill (including any goodwill associated with any trademark or the license of any trademark); (vi) customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; and (vii) software and contract rights relating to software, in whatever form created or maintained.

            (r)   "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Lender, that it will comply with entitlement orders originated by Lender with respect to such investment property, or other instructions of Lender, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Lender, in each case, without the further consent of such Borrower or Guarantor and including such other terms and conditions as Lender may require.

            (s)   "Media Logic Merger" shall mean the merger of Media Logic, Inc., a New York corporation, with and into Media Logic USA, LLC, a New York limited liability company with Media Logic USA, LLC as the surviving entity of such merger in accordance with the terms of the Media Logic Merger Agreements.

            (t)    "Media Logic Merger Agreements" shall mean, collectively, (i) the Agreement of Merger, dated as of November 12, 2002, between Medial Logic, Inc. and Media Logic USA, LLC, (ii) the Certificate of Merger, dated as of November 20, 2002, between Medial Logic, Inc. and Media Logic USA, LLC, and (iii) all related agreements, documents and instruments executed or delivered in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (u)   "Media Logic Security Agreement" shall have the meaning given to such term in Section 4.2(a) hereof.

            (v)   "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, or Guarantor or any ERISA Affiliate.

            (w)  "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

            (x)   "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and each Guarantor: (i) all Accounts; (ii) Credit Card Receivables, (iii) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account or Credit Card Receivable; (iv) all payment intangibles of such Borrower or Guarantor; (v) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account or Credit Card Receivable; or (vi) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Credit Card Receivables, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

            (y)   "RT Minnesota Conversion" shall mean the conversion of Record Town Minnesota, Inc., a Delaware corporation, into Record Town Minnesota, LLC, a Delaware limited liability company, in accordance with the terms of the RT Minnesota Conversion Agreements.

            (z)   "RT Minnesota Conversion Agreements" shall mean, collectively, (i) the Limited Liability Company Certificate of Formation, dated March 24, 2003, filed with the Delaware Secretary of State, (ii) Certificate of Conversion from a Corporation to a Limited Liability Company, dated as of March 24, 2003, by Record Town Minnesota, Inc., and (iii) all related agreements, documents and instruments executed or delivered in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (aa) "Specs" shall mean Spec's Music, Inc., a Florida corporation, and its successors and assigns.

            (ab) "TW Management/Camelot Distribution Merger" shall mean the merger of Camelot Distribution Co., Inc. with and into Trans World Management Company, Inc. with Trans World Management Company, Inc. as the surviving corporation of such merger in accordance with the terms of the TW Management/Camelot Distribution Merger Agreements.

            (ac) "TW Management/Camelot Distribution Merger Agreements" shall mean, collectively, (i) the Agreement and Plan of Merger, dated as of October 31, 1999, by and between TW Management and Camelot Distribution and (ii) all related agreements, documents and instruments executed or delivered in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (ad) "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

            (ae) "Voting Stock" shall mean with respect to any Person, (i) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) of this definition.

          1.2    Amendments to Definitions.

            (a)   All references to "Accounts" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and such Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card.

            (b)   All references to "affiliate" or "affiliates" in Sections 9.5 and 9.12 of the Loan Agreement shall be deemed and each such reference is hereby redesignated "Affiliate" or "Affiliates" as the case may be.

            (c)   All references to "Cash Equivalents" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, as to each Borrower and Guarantor, at any time, (i) any evidence of indebtedness with a maturity date of three hundred sixty-five (365) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged, directly or indirectly, in support thereof; (ii) certificates of deposit or bankers' acceptances with a maturity of three hundred sixty-five (365) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (iii) commercial paper (including variable rate demand notes), corporate bonds, notes and medium term notes with a maturity of three hundred sixty-five (365) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (iv) municipal bonds or other debt instruments issued by a Governmental Authority of any State or of the United States of America or the District of Columbia or political subdivision of such State and rated at least SP-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., or at least MIG 1/VMIG 1 by Moody's Investors Service, Inc.; (v) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (i) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (vi) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed, directly or indirectly, by the full faith and credit of the United States of America, in each case maturing within three hundred sixty-five (365) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (vii) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (i) through (vi) above.

            (d)   All references to "Equipment" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, as to each Borrower and Guarantor, all of such Borrower's and such Guarantor's now owned and hereafter acquired equipment, wherever located, including, without limitation, machinery, data processing and computer equipment and computer hardware and software, (whether owned or licensed, and including embedded software) vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

            (e)   All references to "Guarantors" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, individually and collectively, each Person that at any time guarantees payment or performance of all or any portion of the Obligations, including, Media Logic USA, LLC, a New York limited liability company, Movies Plus, Inc., a New York corporation, Records N' Such, Inc., a New York corporation, Saturday Matinee, Inc., a New York corporation, Trans World New York, LLC, a New York limited liability company, Camelot Music Holdings, Inc., a Delaware corporation, and Spec's Music, Inc., a Florida corporation, and their respective successors and assigns.

            (f)    All references to "Inventory" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, as to each Borrower, all of such Borrower's now owned and hereafter existing or acquired goods, wherever located, which (i) are leased by Borrower as lessor; (ii) are held by Borrower for sale or lease or to be furnished under a contract of service; (iii) are furnished by Borrower under a contract of service; or (iv) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

            (g)   All references to "MLI" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby redesignated "Media Logic" and amended to mean Media Logic USA, LLC, a New York limited liability company, successor by merger to Media Logic, Inc., a New York corporation, its successors and assigns.

            (h)   All references to the term "Net Worth" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on an average cost method of accounting for inventory at retail stores and at distribution center(s) after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals; provided, that, solely for purposes of calculating Net Worth of Borrowers and their subsidiaries for the fiscal month ending May 31, 2003 and every fiscal month thereafter, (A) if Borrowers or their subsidiaries are required to take a charge for losses due to the impairment of long-lived assets of Borrowers or their subsidiaries consisting of leasehold improvements as may be required by the provisions of Financial Accounting Standards No. 144, then non-cash charges for such losses or non-cash write downs due to the impairment of all or part of such long-lived assets consisting of leasehold improvements of any such Borrower or any such subsidiary of a Borrower up to $50,000,000 in the aggregate shall not be considered a reduction of total assets of such Borrowers or their subsidiaries, and (B) if Borrowers and their subsidiaries are required in accordance with GAAP to take non-cash charges equal to the value of employee stock options, then non-cash charges equal to the value required by Borrowers or their subsidiaries to be expensed under GAAP of up to $15,000,000 shall not be considered a reduction of total assets of such Borrowers or such subsidiaries.

            (i)    All references to "R&S" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean Records N' Such, Inc., a New York corporation, its successors and assigns.

            (j)    All references to "RT Minnesota" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean Record Town Minnesota, LLC, a Delaware limited liability company, successor by conversion of Record Town Minnesota, Inc., a Delaware corporation into Record Town Minnesota, LLC, its successors and assigns.

          1.3    Interpretation.    For purposes of this Amendment, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used above, shall have the respective meanings given to them in the Loan Agreement.

        2.    Consent to the Repurchase of Stock of TWE.    Notwithstanding anything to the contrary contained in Section 9.11 of the Loan Agreement, Lender hereby consents to the repurchase,

redemption or retirement from time to time by TWE of up to 10,000,000 shares of its common stock having a value of up to $50,000,000 (which value shall be determined at the time of purchase of such shares) in the aggregate during the period beginning on the date hereof through and including July 7, 2006, so long as at the time of any such repurchase, redemption or retirement, the following conditions have been satisfied as determined by Lender:

          (a)   as of the date of any such repurchase, redemption or retirement and after giving effect to thereto, the Excess Availability of Borrowers on such date and the immediately preceding thirty (30) consecutive days before such repurchase, redemption or retirement shall be not less than $25,000,000;

          (b)   TWE shall furnish to Lender, upon Lender's request, any agreements, documents and instruments evidencing or relating to such repurchase, redemption or retirement of such shares of common stock of TWE;

          (c)   any such repurchase, redemption or retirement shall not contravene the Certificate of Incorporation and By-Laws of TWE and shall comply with all applicable provisions of state and Federal law;

          (d)   on or before the date hereof, TWE has completed all repurchases, redemptions or retirements of TWE common stock otherwise permitted by Consent No. 5 under Loan Agreement, dated as of January 12, 2001, among Lender, Borrowers and Existing Guarantors; and

          (e)   no Event of Default or event which with notice or passage of time or both, would constitute an Event of Default shall exist or have occurred and be continuing.

        3.    Consents to Camelot Reorganization.

          3.1    Camelot Reorganization.    Notwithstanding anything to the contrary contained in Sections 9.7(b), 9.7(c), 9.9(d), 9.10(c), or 9.12 of the Loan Agreement, subject to all other terms and conditions of the Loan Agreement and to the terms of the other Financing Agreements Lender consents to the following transactions, to the extent such consent is or may be required under the Loan Agreement:

            (a)   the sale and transfer by TWE of all of the issued and outstanding Capital Stock of RTI to CMHI in exchange for the sale and assignment of all of the Camelot Assets to RTI in accordance with the applicable Camelot Reorganization Agreements as in effect on the date of execution and delivery thereof;

            (b)   after the consummation of the transaction contemplated in Section 3(a) hereof, the sale by RTI to RT Michigan, and the purchase by RT Michigan from RTI, of all of RTI's right, title and interest in and to all of the Connecticut and Michigan Camelot Store Assets, subject to the security interests and liens of Lender therein, all in accordance with the applicable Camelot Reorganization Agreements as in effect on the date of execution and delivery thereof;

            (c)   after the consummation of the transaction contemplated in Section 3(a) hereof, the sale by RTI to RT Minnesota, and the purchase by RT Minnesota from RTI, of all of RTI's right, title and interest in and to all of the California, Illinois and New Hampshire Camelot Store Assets, subject to the security interests and liens of Lender therein, all in accordance with the applicable Camelot Reorganization Agreements as in effect on the date of execution and delivery thereof;

            (d)   after the consummation of the transaction contemplated in Sections 3(b) and 3(c) hereof, the assignment by RT Michigan to TW New York LLC, and the assumption by TW New York LLC from RT Michigan, of all of RT Michigan's right, title and interest in and to all of the Camelot Trademarks, subject to the security interests and liens of Lender therein, all in accordance with the applicable Camelot Reorganization Agreements as in effect on the date of execution and delivery date thereof;

            (e)   after the consummation of the transaction contemplated in Sections 3(b) and 3(c) hereof, the assignment by RTI Minnesota to TW New York LLC, and the assumption by TW New York LLC from RT Minnesota, of all of RTI Minnesota's right, title and interest in and to all of the Camelot Trademarks, subject to the security interests and liens of Lender therein, all in accordance with the applicable Camelot Reorganization Agreements as in effect on the date of execution and delivery date thereof; and

            (f)    the merger of Camelot Distribution Co., Inc. with and into Trans World Management Company, Inc. pursuant to the terms and conditions of the TW Management/Camelot Distribution Merger in accordance with the TW Management/Camelot Distribution Merger Agreements as in effect on the date of execution and delivery thereof.

          3.2    Acknowledgments with respect to Camelot Reorganization.    Effective as of the earlier of the date hereof or the effective date of the Camelot Reorganization as to the respective parties, each Borrower and each Guarantor, including, without limitation, CMHI and Specs, hereby agrees that all references to Guarantor or Guarantors or other terms intended to refer to a Guarantor or Guarantors, such as Debtor or Debtors, contained in any of the Financing Agreements are hereby amended to include each of CMHI and Specs and each other person or entity at any time hereafter made a "Guarantor" under the Loan Agreement, as an additional Guarantor or Debtor, or other appropriate term of similar import, as the case may be.

        4.    Consents to Certain Corporate Changes and Dissolutions.

          4.1    RT Minnesota Conversion.

            (a)   Notwithstanding anything to the contrary contained in Sections 9.1 or 9.7 of the Loan Agreement, subject to the terms and conditions contained herein, Lender hereby consents to the RT Minnesota Conversion.

            (b)   Effective as of the earlier of the date hereof or the effective date of the RT Minnesota Conversion:

                (i)  Record Town Minnesota, LLC hereby expressly (A) assumes and agrees to be directly liable to Lender, jointly and severally with the other Borrowers, for all Obligations under, contained in, or arising out of the Loan Agreement and the other Financing Agreements applicable to all Borrowers and as applied to RT Minnesota as a Borrower and Guarantor, (B) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to all Borrowers and as applied to RT Minnesota as a Borrower and Guarantor, with the same force and effect as if RT Minnesota had originally executed and been an original Borrower and Guarantor party signatory to the Loan Agreement and the other Financing Agreements, and (C) agrees that Lender shall have all rights, remedies and interests, including security interests in and to the Collateral granted pursuant to Section 5 hereof, the Loan Agreement and the other Financing Agreements, with respect to RT Minnesota and its properties and assets with the same force and effect as Lender has with respect to the other Borrowers and their respective assets and properties as if RT Minnesota had originally executed and had been an original Borrower and Guarantor party signatory to the Loan Agreement and the other Financing Agreements.

               (ii)  Record Town Minnesota, LLC, a Delaware limited liability company as the surviving corporation pursuant to the RT Minnesota Conversion, has continued and shall continue to be directly and primarily liable in all respects for the Obligations of Record Town Minnesota, Inc., a Delaware corporation, arising prior to the effective time of the RT Minnesota Conversion; and

              (iii)  Lender has and shall continue to have valid and perfected security interests, liens and rights in and to all of the assets and properties owned and acquired by Record Town Minnesota, LLC, as the converted limited liability company of the RT Minnesota Conversion pursuant to the RT Minnesota Conversion Agreements, by operation of law or otherwise, and all such assets and properties shall be deemed included in the Collateral and such security interests, liens and rights and their perfection and priorities have continued and shall continue in all respects in full force and effect.

          4.2    Media Logic Merger.

            (a)   Notwithstanding anything to the contrary contained in Section 5.1 of the General Security Agreement, dated July 9, 1997, by Media Logic, Inc. in favor of Lender (as the same now exists and may hereafter be amended, modified, extended, renewed, restated or replaced, the "Media Logic Security Agreement"), subject to the terms and conditions contained herein, Lender hereby consents to the merger of Media Logic a New York corporation with and into Media Logic USA, LLC, with Media Logic USA, LLC as the surviving entity.

                (i)  Media Logic USA, LLC hereby expressly (A) assumes and agrees to be directly liable to Lender, jointly and severally with the other Guarantors, for all "Guaranteed Obligations" as defined in the Guarantee dated July 7, 1997 by Media Logic in favor of Lender (the "Media Logic Guarantee") and the other Financing Agreements applicable to all Guarantors and as applied to Media Logic as a Guarantor, (B) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Media Logic Guarantee, Media Logic Security Agreement and the other Financing Agreements applicable to all Guarantors and as applied to Media Logic as a Guarantor, with the same force and effect as if Media Logic had originally executed and been an original Guarantor party signatory to the Financing Agreements, and (C) agrees that Lender shall have all rights, remedies and interests, including security interests in and to the Collateral granted pursuant to Section 5 hereof, the Media Logic Guarantee, the Media Logic Security Agreement and the other Financing Agreements, with respect to Media Logic and its properties and assets with the same force and effect as Lender has with respect to the other Guarantors and their respective assets and properties as if Media Logic had originally executed and had been an original Guarantor party signatory to the Media Logic Guarantee, the Media Logic Security Agreement and the other Financing Agreements.

               (ii)  Media Logic USA, LLC, a New York limited liability company as the surviving corporation pursuant to the Media Logic Merger, has continued and shall continue to be directly and primarily liable in all respects for the Guaranteed Obligations of Media Logic, Inc., a New York corporation, arising prior to the effective time of the Media Logic Merger; and

              (iii)  Lender has and shall continue to have valid and perfected security interests, liens and rights in and to all of the assets and properties owned and acquired by Media Logic USA, LLC, as the surviving entity of the Media Logic Merger pursuant to the Media Logic Merger Agreements, by operation of law or otherwise, and all such assets and properties shall be deemed included in the Collateral and such security interests, liens and rights and their perfection and priorities have continued and shall continue in all respects in full force and effect.

          4.3    Dissolution of TWFC and TWEC LLC.

            (a)   Notwithstanding anything to the contrary contained in Section 5.1 of the General Security Agreement, dated July 9, 1997, by TWFC in favor of Lender or Section 5.1 of the General Security Agreement, dated as of December 31, 1998, by TWEC LLC in favor of Lender, Lender hereby consents to the dissolution of TWFC and TWEC LLC.

            (b)   Each of Borrowers and Guarantors hereby acknowledges, confirms and agrees that, upon the effectiveness of the dissolutions of TWFC and TWEC LLC:

                (i)  The dissolutions of TWFC and TWEC LLC consented to under Section 4.3(a) hereof shall not in any way limit, impair or adversely affect the Obligations now or hereafter owed to Lender by any continuing Borrower or Guarantor, including, without limitation, any such Obligations they have as shareholders of such dissolved Guarantors pursuant to applicable law;

               (ii)  Lender shall continue to have valid and perfected security interests, liens and rights in and to all assets and properties of each of TWFC and TWEC LLC and such assets and properties of TWFC and TWEC LLC shall continue to be deemed included in the Collateral of those entities, and such security interests, liens and rights and their perfection and priorities shall continue in all respects in full force and effect;

              (iii)  as soon as available, but in any event, no later than thirty (30) days after the date hereof, Borrowers and Guarantors shall deliver to Lender, in form and substance satisfactory to Lender, true and complete copies of all of the dissolution agreements, documents and instruments with respect to the dissolution of TWFC and TWEC LLC; and

              (iv)  as soon as available, but in any event, no later than thirty (30) days after the date hereof, Lender shall have received, in form and substance satisfactory to Lender, evidence that the certificate of dissolution with respect to TWFC and TWEC LLC has been issued by the appropriate State governmental authority.

        5.    Collateral.

          5.1    Grant of Security Interest.    Without limiting the provisions of Section 4(a) hereof, to secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants (and confirms its prior grant of) to Lender, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns (and confirms its prior assignment) to Lender, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the "Collateral", including, without limitation):

            (a)   all Accounts;

            (b)   all general intangibles, including, without limitation, all Intellectual Property;

            (c)   all goods, including, without limitation, Inventory and Equipment;

            (d)   all Real Property and fixtures;

            (e)   all chattel paper, including, without limitation, all tangible and electronic chattel paper;

            (f)    all instruments, including, without limitation, all promissory notes;

            (g)   all documents;

            (h)   all deposit accounts;

            (i)    all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

            (j)    all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

            (k)   all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

            (l)    all commercial tort claims, including, without limitation, those identified of Schedule 5.1(l) hereto and in the Information Certificate;

            (m)  to the extent not otherwise described above, all Receivables;

            (n)   all Records; and

            (o)   all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

          5.2    Perfection of Security Interests.

            (a)   Each Borrower and Guarantor irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and such Borrower or Guarantor as debtor, as Lender may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Lender or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratifies and confirms the authorization of Lender to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Lender to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Lender or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the

    Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and such Borrower or Guarantor as debtor.

            (b)   Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in Schedule 5.2(b) hereto and the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof having individually or collectively a value in excess of $1,000,000 in the aggregate, Borrowers and Guarantors shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Lender, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree. At Lender's option, each Borrower and Guarantor shall, or Lender may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

            (c)   In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Lender thereof in writing. Promptly upon Lender's request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Lender may request to give Lender control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

            (d)   Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in Schedule 5.2(d) hereto and the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days' prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such banks with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Lender may specify either (A) deliver to Lender a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Lender to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Lender. The terms of this subsection (d) shall not apply to (1) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's or Guarantor's salaried employees or (2) the deposit accounts of Borrowers and Guarantors with the local retail banks of Borrowers and Guarantors so long as (x) the amounts in such deposit accounts are remitted at the end of each Business Day to a Blocked Account in accordance with Section 6.3 of the Loan Agreement and (y) the amount of cash receipts at any such deposit account bank in the aggregate does not exceed fifteen (15%) percent of the amount of cash receipts (exclusive of credit card receipts) for Borrowers and Guarantors in the aggregate on a monthly basis for all Borrowers and Guarantors. Borrowers and Guarantors shall use commercially reasonable efforts to deliver to Lender a Deposit Account Control Agreement with respect to such local retail deposit accounts duly authorized, executed and delivered by such Borrower or Guarantor and such banks at which such deposit account is opened and maintained and at which the aggregate amount of cash receipts at any such deposit account bank exceeds fifteen (15%) percent of the amount of cash receipts (exclusive of credit card receipts) for Borrowers and Guarantors in the aggregate on a monthly basis for all Borrowers and Guarantors.

            (e)   No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in Schedule 5.2(e) hereto and the Information Certificate.

                (i)  In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall notify Lender and at the request of Lender, promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated, are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, and individually or collectively have a market value in excess of $1,000,000 in the aggregate, such Borrower or Guarantor shall immediately notify Lender thereof and shall as Lender may specify, either (A) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Lender to become the registered owner of the securities.

               (ii)  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Lender shall have received not less than five (5) Business Days' prior written notice of the intention of Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Lender may specify either (1) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender. As of the date hereof, Borrowers and Guarantors have established or maintain investment accounts, securities accounts, commodity accounts or any other similar account (other than a deposit account) with those securities intermediaries or commodity intermediaries listed on Schedule 5.2(e) hereto. Borrowers and Guarantors shall promptly, but in any event by no later than July 31, 2003, execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect to such accounts, duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediaries or commodity intermediaries.

            (f)    Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in Schedule 5.2(f) hereto and the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument individually or collectively have a stated amount in excess of $1,000,000 in the aggregate, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Lender thereof in writing. Such Borrower or Guarantor shall immediately, as Lender may specify, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit to Lender by such Borrower or Guarantor and agreeing to make all payments thereon directly to Lender or as Lender may otherwise direct or (ii) cause Lender to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

            (g)   Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth on Schedule 5.1(l) hereto and in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims individually or collectively having a stated amount of recovery or damages sought in excess of $1,000,000 in the aggregate, such Borrower or Guarantor shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Amendment or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

            (h)   Borrower and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in Schedule 5.2(h) hereto and the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in Schedule 5.2(h) hereto or the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Lender thereof in writing. Promptly upon Lender's request, Borrowers and Guarantors shall use reasonable efforts to deliver to Lender a Collateral Access Agreement, duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

            (i)    Borrowers and Guarantors shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's or Guarantor's signature thereon is required therefor, (ii) causing Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

          5.3    Amendments to Loan Agreement and Existing Guarantor Security Agreements.

            (a)   Each Borrower hereby acknowledges, confirms and agrees that effective on and after the date hereof Section 5 of the Loan Agreement is hereby amended by replacing Sections 5.1 through 5.7 of the Loan Agreement with Sections 5.1 and 5.2 hereof, together with all the appropriate schedules and exhibits hereto, as applicable to a Borrower.

            (b)   Each Guarantor hereby acknowledges, confirms and agrees that effective on and after the date hereof Section 2 of each of the Existing Guarantor Security Agreements is hereby amended by replacing Sections 2.1 through 2.7 of the Existing Guarantor Security Agreements with Sections 5.1 and 5.2 hereof, together with all the appropriate schedules and exhibits hereto, as applicable to a Guarantor.

        6.    Information Certificates and Schedules.

          (a)   Schedule II of the Information Certificate of RTI is hereby amended to include, without limitation, those locations as set forth on Exhibit A hereto.

          (b)   Schedule II of the Information Certificate of RT Michigan is hereby amended to include, without limitation, those locations as set forth on Exhibit B hereto.

          (c)   Schedule II of the Information Certificate of RT Minnesota is hereby amended to include, without limitation, those locations as set forth on Exhibit C hereto.

        7.    Investments.    Section 9.10(f) of the Loan Agreement is hereby amended by deleting clauses (B) and (C) in their entirety and replacing them with the following:

          "(B) the aggregate amount of all such investments (whether with respect to Retailing Investments or Retailing Ventures or both) made by Borrowers after May 30, 2003 shall not exceed $50,000,000, (C) Borrowers shall have maintained not less than $25,000,000 of Excess Availability as of the close of business of each day during the period of thirty (30) consecutive days immediately preceding each such investment and after giving effect thereto,"

        8.    Additional Bank Accounts.    Section 9.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

          "9.15    Additional Bank Accounts.    No Borrower shall, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 6.3 hereto and Schedule 5.2(d) hereto, except to the extent permitted by Sections 5.2(d) and 5.2(e) hereof."

        9.    Minimum Net Worth.    Section 9.16 of the Loan Agreement is hereby amended and restated in its entirety as follows:

          "9.16    Minimum Net Worth.

            (a)   Borrowers shall, at all times from July 9, 1997 to April 30, 2003, on a consolidated basis with their subsidiaries, maintain a Net Worth of not less than $75,000,000.

            (b)   Borrowers shall, on and after May 1, 2003 at all times, on a consolidated basis with their subsidiaries, maintain a Net Worth of not less than $290,000,000. Borrowers shall not be required to deliver a statement to Lender certifying that Borrowers are in compliance with this Section 9.16(b) so long as Excess Availability of Borrowers at any time is equal to or greater than $30,000,000.

            (c)   If Excess Availability at any time is less than $30,000,000 (an "Excess Availability Trigger Event"), Borrowers shall deliver to Lender each month upon and after the occurrence and during the continuance of an Excess Availability Trigger Event, a certificate, in form and substance satisfactory to Lender, certified by the chief financial officer of TWE that Borrowers are in compliance with Section 9.16(b) hereof by maintaining Net Worth of not less than $290,000,000, together with a schedule of the calculations used to determine such compliance; provided, that, if Borrowers thereafter maintain Excess Availability in excess of $30,000,000 for a period of thirty (30) consecutive days, then Borrowers shall no longer be required to comply with this Section 9.16(c) until such time as an Excess Availability Trigger Event occurs."

        10.    Term.    Section 12.1(a) of the Loan Agreement is hereby amended by deleting the first two sentences of that Section and replacing them with the following:

          "(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on July 9, 2006 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender may, at its option, extend the Renewal Date to July 9, 2007 by giving Borrower written notice at least sixty (60) days prior to July 9, 2006. Lender may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to Borrowers or TWE on behalf of Borrowers at least sixty (60) days' prior written notice and Borrowers may terminate this Agreement at any time without premium or penalty, including, the payment of any prepayment or early termination fees; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously."

        Section 11.    Waiver of Event of Default.

          11.1     Lender hereby waives, subject to the terms and conditions contained in this Amendment, the Event of Default arising under Section 10.1(a)(ii)(C) of the Loan Agreement as a result of the failure of Borrowers to comply with Section 9.15 of the Loan Agreement with respect to the deposit accounts opened by Borrowers or Guarantors with Bank of America, N. A., Fleet National Bank, N.A. and Wachovia Bank and the investments accounts opened by Borrowers or Guarantors with the securities intermediaries listed on Schedule 5.2(e) hereto.

          11.2     The waiver contained in Section 11.1 hereof is conditioned upon Borrowers and Guarantors using commercially reasonable efforts to obtain a Deposit Account Control Agreement from each of Bank of America, N. A., Fleet National Bank, N.A. and Wachovia Bank with respect to such deposit accounts and Borrowers and Guarantors using best efforts to obtain an Investment Property Control Agreement from each of the securities intermediaries listed on Schedule 5.2(e) hereto. Lender has not waived and is not by this Amendment waiving, and has no intention of waiving, any other Event of Default, which may have occurred before the date hereof, or may be continuing on the date hereof or any Event of Default that may occur after the date hereof, whether the same or similar to the Event of Default described in Section 11.1 hereof or otherwise, other than the Event of Default described in Section 11.1 hereof. Lender reserves the right, in its discretion, to exercise its rights and remedies arising under the Financing Agreements, applicable law or otherwise as a result of any other Events of Default that may have occurred before the date hereof, or are continuing on the date hereof, or any Event of Default that may occur after the date hereof, whether the same or similar to the Event of Default described in Section 11.1 hereof or otherwise.

        12.    Amendment Fee.    In addition to all other fees, charges, interest and expenses payable by Borrowers to Lender under the Financing Agreements, Borrowers shall pay to Lender a fee for entering into this Amendment in the amount of $150,000, which amount is fully earned and payable as of the date hereof and may, at Lender's option, be charged directly to Borrowers' Loan account maintained by Lender.

        13.    Representations, Warranties and Covenants.    Borrowers and Guarantors represent, warrant and covenant with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a condition of the effectiveness of this Amendment and a continuing condition of the making or providing of any Loans or Letter of Credit Accommodations by Lender to Borrowers:

          (a)   This Amendment and each other agreement or instrument to be executed and delivered by Borrowers and CMHI, Specs and the other Guarantors hereunder have been duly authorized, executed and delivered by all necessary action on the part of each of Borrowers and each of CMHI, Specs and the other Guarantors which is a party hereto and thereto and, if necessary, their respective stockholders (with respect to any corporation) or members (with respect to any limited liability company), and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each of Borrowers and CMHI, Specs and the other Guarantors, as the case may be, contained herein and therein constitute legal, valid and binding obligations of each of Borrowers and CMHI, Specs and the other Guarantors, as the case may be, enforceable against them in accordance with their terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity regardless of whether considered a proceeding in equity or at law.

          (b)   Neither the execution and delivery of the Camelot Reorganization Agreements, nor the consummation of the transactions contemplated by the Camelot Reorganization Agreements, nor compliance with the provisions of the Camelot Reorganization Agreements, shall result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Camelot Assets or any other Collateral, except in favor of Lender and except as may otherwise be permitted by the Loan Agreement and the other Financing Agreements.

          (c)   Neither the execution and delivery of the Camelot Reorganization Agreements, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, (i) has violated or shall violate any applicable Federal or State securities laws or any other law or regulation in any material respect or any order or decree of any court or governmental instrumentality in any respect, except for such violations that would not have or would not reasonably be expected to have a Material Adverse Effect or a Material Adverse Effect as defined in the Existing Guarantor Security Agreements, (ii) does, or shall conflict with or result in the breach of, or constitute a default in any respect under any mortgage, deed of trust, security agreement, agreement or instrument to which any of Borrowers, CMHI, Specs or any other Guarantor is a party or may be bound, except for such conflicts, breaches or defaults that would not have or would not reasonably be expected to have a Material Adverse Affect or a Material Adverse Effect as defined in the Existing Guarantor Security Agreements or (iii) shall violate any provision of the Certificates of Incorporation or By-Laws of Borrowers, CMHI, Specs or any other Guarantor.

          (d)   All of the outstanding shares of capital stock of each of CMHI and Specs have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except those granted in favor of Lender pursuant to the Financing Agreements. TWE is the beneficial and direct owner of record of one hundred (100%) percent of the issued and outstanding shares of capital stock of CMHI. RTI is the beneficial and direct owner of record of one hundred (100%) percent of the issued and outstanding shares of capital stock of Specs.

          (e)   No court of competent jurisdiction has issued any injunction, restraining order or other order which has prohibited or prohibits consummation of the Camelot Reorganization or any part thereof, and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Camelot Reorganization Agreements.

          (f)    Each of CMHI and Specs is a corporation, duly organized and validly existing in good standing under the laws of its State of incorporation. Each of CMHI and Specs is duly licensed or qualified to do business as a foreign limited liability company or foreign corporation, as the case may be, and is in good standing in each of the jurisdictions set forth in Exhibit D annexed hereto, which are the only jurisdictions wherein the character of the properties owned or licensed or the nature of the business of any of CMHI and Specs, makes such licensing or qualification to do business necessary and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and will be conducted in the future. By no later than July 15, 2003, Specs shall deliver to Lender, in form and substance satisfactory to Lender, evidence that Specs is in good standing in the Commonwealth of Puerto Rico.

          (g)   The assets and properties of CMHI and Specs are owned by them, free and clear of all security interests, liens and encumbrances of any kind, nature or description, as of the date hereof, except those security interests existing in favor of Lender and those granted pursuant hereto in favor of Lender, and except for liens (if any) permitted under Section 8.4 of the Loan Agreement or the other Financing Agreements.

          (h)   No action of, or filing with, or consent of any governmental or public body or authority, other than the filing of UCC financing statements or filings with the U.S. Patent and Trademark Office, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment.

          (i)    All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

          (j)    By no later than June 30, 2003, Lender shall have received, in form and substance satisfactory to Lender, updates or amendments to the existing Evidence of Property Insurance and Certificate of Liability Insurance issued in favor of Lender with respect to coverage as to CMHI, Specs and the Camelot Assets.

          (k)   By no later than June 30, 2003, Lender shall have received, in form and substance satisfactory to Lender, a Trademark Collateral Assignment and Security Agreement between Lender and Specs with respect to all present and future trademarks of Specs, together with Special Power of Attorney (Trademarks) by Specs in favor of Congress with respect thereto.

        14.    Conditions Precedent.    The effectiveness of this Amendment and the agreement of Lender to the consents, modifications and amendments set forth in this Amendment are subject to the fulfillment of the following conditions precedent:

          (a)   Lender shall have received, in form and substance satisfactory to Lender, evidence that (i) the Camelot Reorganization Agreements have been duly executed and delivered by and to the appropriate parties thereto and (ii) the transactions that are contemplated by the Camelot Reorganization Agreements to be consummated prior to or as of the date hereof have been consummated prior to, or contemporaneously with, the execution of this Amendment;

          (b)   Borrowers and Guarantors shall have delivered, or shall have caused to be delivered, to Lender, in form and substance satisfactory to Lender, each of the following agreements to which it is a party, duly authorized, executed and delivered:

              (i)  an original of Amendment No. 1 to Trademark Collateral Assignment and Security Agreement between TW New York LLC and Lender, and any such documents, instruments or filings with respect thereto with the U.S. Patent and Trademark Office to protect such Collateral;

             (ii)  originals of Guarantees by each of CMHI and Specs in favor of Lender with respect to the Obligations of Borrowers to Lender;

            (iii)  an original of General Security Agreements by each of CMHI and Specs in favor of Lender;

            (iv)  an original of Amendment No. 2 to Trademark Collateral Assignment and Security Agreement among RTI, RT Michigan and Lender, and any such documents, instruments or filings with respect thereto with the U.S. Patent and Trademark Office to protect such Collateral;

             (v)  five (5) originals of a Special Power of Attorney (Trademarks) by RT Michigan in favor of Congress;

          (c)   RT Michigan, RT Minnesota, RTI, CMHI and Specs and all other Borrowers and Guarantors shall have duly executed and delivered to Lender such UCC financing statements and other documents and instruments which Lender in its sole discretion has determined are necessary to perfect or continue perfected the security interests of Lender in all Collateral now or hereafter owned by RT Michigan, RT Minnesota, RTI, CMHI, Specs, and the other Borrowers and Guarantors;

          (d)   Each of CMHI and Specs shall have delivered to Lender (i) a copy of its Certificate of Incorporation, and all amendments thereto, certified by the Secretary of State of its jurisdiction of incorporation as of the most recent practicable date certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein, (ii) a copy of its By-Laws, certified by its Secretary or Assistant Secretary, (iii) a certificate from its Secretary or Assistant Secretary, dated the date hereof, certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein;

          (e)   Each of CMHI and Specs shall have delivered to Lender evidence, as of the most recent practicable date, that it is duly qualified and in good standing in each jurisdiction set forth in Exhibit D annexed hereto, other than, subject to Section 13(f) hereof, as to Specs for the Commonwealth of Puerto Rico;

          (f)    Lender shall have received, in form and substance satisfactory to Lender, (i) Secretary's or Assistant Secretary's Certificates of Directors' Resolutions with Shareholders' Consent (other than TWE) evidencing the adoption and subsistence of corporate resolutions approving the execution, delivery and performance by each Borrower and Guarantor that is a corporation of this Amendment and the agreements, documents and instruments to be delivered pursuant to this Amendment and (ii) Sole Member's Certificate evidencing the adoption and subsistence of company resolutions approving the execution, delivery and performance by each Borrower and Guarantor that is a limited liability company, of this Amendment and the agreements, documents and instruments to be delivered pursuant to this Amendment;

          (g)   Lender shall have received, in form and substance satisfactory to Lender, for the limited liability companies RT Minnesota and Media Logic, a sole member and incumbency certificate of each such company that (i) identifies all managers, officers or other persons authorized to act on behalf of such company, (ii) evidences the adoption and subsistence of company resolutions approving the execution, delivery and performance by RT Minnesota and Media Logic of this Amendment and the agreements, documents and instruments to be delivered pursuant to this Amendment, (iii) certifying as to a true, correct and complete copy of the operating agreement of such company, and (iv) evidences the adoption of the consent of the sole member members of such company;

          (h)   each of Borrowers and Guarantors shall deliver, or cause to be delivered, to Lender a true and correct copy of any consent, waiver or approval to or of this Amendment, which any Borrower or Guarantor is required to obtain from any other Person, and such consent, approval or waiver shall be in a form reasonably acceptable to Lender;

          (i)    Lender shall have received, in form and substance satisfactory to Lender, all other consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests and liens upon the Collateral or to affect the provisions or purposes of this Amendment and the other Financing Agreements;

          (j)    all requisite corporate action and proceedings in connection with this Amendment and the documents and instruments to be delivered hereunder shall be in form and substance satisfactory to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have reasonably requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities; and

          (k)   no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which with notice or passage of time or both would constitute an Event of Default.

        15.    Effect of this Amendment.    This Amendment and the instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as expressly amended pursuant hereto, and except for the consents expressly set forth in the Consent No. 1 under Loan Agreement, Consent No. 2 under Loan Agreement, Consent No. 3 under Loan Agreement, Consent No. 4 under Loan Agreement and Consent No. 5 under Loan Agreement, no other changes or modifications to the Financing Agreements or consents under any provisions thereof are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control.

        16.    Further Assurances.    Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment.

        17.    Governing Law.    The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflict of laws).

        18.    Binding Effect.    This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

        19.    Counterparts.    This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

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        Please sign in the space provided below and return a counterpart of this Amendment, whereupon this Amendment, as so agreed to and accepted, shall become a binding agreement among Borrowers and Lender.

Very truly yours,
CONGRESS FINANCIAL CORPORATION
By:

Title:

AGREED TO AND ACCEPTED:
TRANS WORLD ENTERTAINMENT CORPORATION
By:

Title:

RECORD TOWN, INC.
By:

Title:

RECORD TOWN MICHIGAN, INC.
By:

Title:

RECORD TOWN MINNESOTA, LLC
By:	RECORD TOWN, INC., its sole member
By:

Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]
CONSENTED AND AGREED TO:
MEDIA LOGIC USA, LLC
By:	RECORD TOWN, INC., its sole member
By:

Title:

MOVIES PLUS, INC.
By:

Title:

SATURDAY MATINEE, INC.
By:

Title:

RECORDS N' SUCH, INC.
By:

Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]
TRANS WORLD NEW YORK, LLC
By:	RECORD TOWN MICHIGAN, INC., its sole member
By:

Title:

TRANS WORLD MANAGEMENT COMPANY, INC.
By:

Title:

CAMELOT MUSIC HOLDINGS, INC.
By:

Title:

SPEC'S MUSIC, INC.
By:

Title:

SCHEDULE 1.1(p)
TO
AMENDMENT NO. 6 TO LOAN AND SECURITY AGREEMENT

List of Existing Guarantor Security Agreements

1.
General Security Agreement, dated as of July 9, 1997, by Trans World Fixture Company, Inc. in favor of Lender

2.
General Security Agreement, dated as of July 9, 1997, by Movies Plus, Inc. in favor of Lender

3
General Security Agreement, dated as of July 9, 1997, by Saturday Matinee, Inc. in favor of Lender

4
General Security Agreement, dated as of July 9, 1997, by Records N' Such, Inc. in favor of Lender

5
General Security Agreement, dated as of December 31, 1998, by Trans World Management Company, Inc. in favor of Lender

6.
General Security Agreement, dated as of December 31, 1998, by Trans World New York, LLC in favor of Lender

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  Exhibit 4.3